EXHIBIT 99.1

For Immediate Release	June 21, 2005

Crown Crafts, Inc. Reports Fourth Quarter and Fiscal Year 2005 Results

Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today reported net income for fiscal year 2005 of $2.4 million, or $0.11 per diluted share, on net sales of $83.9 million compared to net income for fiscal year 2004 of $3.1 million, or $0.14 per diluted share, on net sales of $86.2 million.

Net sales for the fourth quarter of fiscal year 2005 were $23.3 million, compared to net sales of $25.0 million for the fourth quarter of fiscal year 2004. Net income for the quarter was $0.8 million, or $0.04 per diluted share, compared to net income of $1.6 million, or $0.07 per diluted share, for the fourth quarter of fiscal year 2004.

The Company attributes the decline in sales to the direct-to-retail shift in the Company’s Classic Pooh license and a decrease in bib and bath sales due to the loss of a significant bath program. In addition, the elimination of quota on goods from China effective January 1, 2005 led to a reduction in the Company’s top line sales volume. Although the Company experienced a decline in gross margin, this decline was offset in part by savings in marketing, administrative and interest expenses.

“Fiscal year 2005 was a difficult year of transition as we moved from domestic contracting on many of our products to Asian sourcing. In addition, the elimination of quota on several of our products created top line erosion and squeezed margins as prices to retailers were reduced before we could obtain lower prices from our suppliers and work through our inventory. For the year, we are pleased that we maintained profitability and improved shareholder equity 13.2%,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company.

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (877) 209-0397. Please refer to confirmation number 783420. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available from 3:45 p.m. Central Daylight Time on June 21, 2005 through 11:59 p.m. Central Daylight Time on June 28, 2005. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 783420.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items, diaper bags and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

      This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries with unstable political situations, the Company’s ability to successfully implement new information technologies, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
	2005	2004	2005	2004
Net sales	$23,331	$25,044	$83,908	$86,227
Gross profit	4,510	6,072	17,025	19,594
Gross margin	19.3%	24.2%	20.3%	22.7%
Income from operations	1,812	2,782	6,237	7,434
Net income	778	1,574	2,438	3,103
Basic income per share	0.08	0.17	0.26	0.33
Diluted income per share	0.04	0.07	0.11	0.14

Weighted Average Shares Outstanding:
Basic	9,505	9,505	9,505	9,485
Diluted	21,971	22,278	21,945	22,393

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	April 3, 2005	March 28, 2004
Accounts receivable, net of allowances	$14,368	$17,221
Inventories, net of reserves	12,544	14,394
Total current assets	29,317	33,308
Goodwill	22,974	22,974
Total assets	54,124	58,387

Current maturities of long-term debt	2,317	3,016
Total current liabilities	8,164	11,503
Long-term debt	25,085	28,447
Total non-current liabilities	25,085	28,447

Stockholders’ equity	20,875	18,437
Total liabilities and stockholders’ equity	54,124	58,387

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000